EXHIBIT 3.2
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CLECO CORPORATION

STATE OF LOUISIANA
PARISH OF RAPIDES

BE IT KNOWN, that on this 26th day of April, 2013,

BEFORE ME, the undersigned authority, a Notary Public, duly qualified in and for the aforesaid Parish and State, personally came and appeared Wade A. Hoefling and Judy P. Miller, persons of the full age of majority, who declared unto me, Notary, in the presence of the undersigned competent witnesses, that they are the Senior Vice President - General Counsel & Director Regulatory Compliance and Senior Vice President - Corporate Services & Internal Audit, respectively, of Cleco Corporation, a Louisiana corporation (the “Corporation”), and that, availing themselves of the provisions of the Louisiana Business Corporation Law, and as adopted by the directors at their annual meeting on April 26, 2013 (“Annual Meeting”), that they have executed for filing the hereinbelow Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation, further declaring:

1.	That the amendment, within the meaning of La. R.S. 12:31, does not adversely affect the rights of the holders of shares of any class or series of capital stock of the Company.

2.	That the amendment has been effected in conformity with law.

3.	Article 5 of the Amended and Restated Articles of Incorporation of the Corporation is amended as follows:

“ARTICLE 5

Until the further action of the board of directors as permitted by law, the resident agents of the Corporation shall be Michael W. Joseph, whose post office address is 2030 Donahue Ferry Road, Pineville, Louisiana, 71360 and Mark D. Pearce, whose post office address is 2030 Donahue Ferry Road, Pineville, Louisiana 71360.”

THUS DONE AND PASSED, in multiple originals, on the day, month and year herein first above written, in the presence of Linda V. Smith and Sallee I. Roberts, competent witnesses of lawful age and domiciled in the state and parish aforesaid, who hereunto sign their names with the said appearers and me, Notary, after reading of the whole.

WITNESSES:

/s/ Sallie I. Roberts	/s/ Wade A. Hoefling
Wade A. Hoefling, Senior Vice President -
General Counsel & Director Regulatory
Compliance

/s/ Linda V. Smith	/s/ Judy P. Miller,
Judy P. Miller, Senior Vice President -
Corporate Services & Internal Audit

/s/ Cynthia P. Rine #55114
NOTARY PUBLIC

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